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                                                                    EXHIBIT 10.4

                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES


IN THE MATTER OF THE PETITION OF         :   BPU Docket No.__________
ATLANTIC CITY ELECTRIC COMPANY FOR A     :
BONDABLE STRANDED COSTS RATE ORDER IN    :
ACCORDANCE WITH N.J.S.A. 48:3-49 et      :
seq., to authorize the imposition of a   :
non-bypassable transition bond charge    :
and a related market transition          :
charge-tax component, to authorize the   :
recovery and refinancing of certain of   :
its recovery eligible stranded costs and :
the sale of bondable transition          :
property, to authorize the issuance and  :
sale of transition bonds up to an        :         PETITION
aggregate principal amount consistent    :
with n.j.s.a. 48:3-62 to recover         :
petitioner's recovery eligible stranded  :
costs, and to authorize the application  :
of transition bond proceeds to buy down  :
or buy out long-term power purchase      :
contracts, to retire outstanding debt,   :
equity or both, and to approve the       :
methodology for the calculation and      :
adjustment of the transition bond charge :
and market transition charge-tax related :
thereto.                                 :
                                         :


      Atlantic City Electric Company (the "Company," "ACE" or the "Petitioner"), an electric public utility subject to the regulatory jurisdiction of the New Jersey Board of Public Utilities (the "Board" or "BPU"), and maintaining its principal



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place of business at 800 King Street, Wilmington, Delaware 19899, in support of the within petition respectfully shows:



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1.    CORPORATE OVERVIEW

      ACE is a regulated electric public utility incorporated under the laws of the State of New Jersey on April 28, 1924 and is a wholly owned subsidiary of Conectiv, which is a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). ACE holds the franchises necessary to provide regulated electric service in its service territory. ACE is primarily engaged in purchasing, delivering and selling electricity. As of December 31, 2000, ACE served approximately 501,000 customers in its service territory, which covers an area of 2,700 square miles in the southern one-third of New Jersey, and has a population of approximately 0.9 million. ACE's customer base consists primarily of residential and commercial customers.

      On March 1, 1998, ACE and Delmarva Power & Light Company ("DPL") became wholly owned subsidiaries of Conectiv. Before the merger, ACE was owned by Atlantic Energy, Inc. As a result of the merger, Atlantic Energy, Inc. no longer exists and Conectiv owns, directly or indirectly, ACE, DPL and the non-utility subsidiaries that each merger party formerly held. As a registered holding company under PUHCA, Conectiv is subject to certain restrictions on the operations of registered holding companies and their subsidiaries.

      On February 9, 2001, Conectiv and Potomac Electric



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Power Company, known as PEPCO, entered into an agreement and plan of merger. The agreement and plan of merger contemplates the formation of a new holding company that would own all of the stock of Conectiv and PEPCO. It is currently contemplated that the merger will be consummated in the first quarter of 2002. The merger should not materially affect the transactions proposed herein.

      2.    INTRODUCTION

      The Company, in BPU Docket Nos. EO97070455, EO97070456 and EO9707457 and OAL Docket Nos. PUC07311-97 and PUC07312-97, and herein pursuant to the Electric Discount and Energy Competition Act (the "Act"), N.J.S.A. 48:3-49 et seq., requests authority to recover and to securitize, through the issuance and sale of transition bonds in one or more series (the "Transition Bonds") up to an aggregate principal amount consistent with N.J.S.A. 48:3-62 as will be further discussed herein, the Company's recovery eligible stranded costs; to impose a non-bypassable, usage-based transition bond charge (the "TBC") and a related market transition charge-tax component (the "MTC-Tax"); and to sell and/or assign to an approved financing entity the bondable transition property (the "Bondable Transition Property"), which embodies the right to charge, collect and receive such charge. The Company also requests approval of the methodology for the calculation and adjustment of the TBC and the




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MTC-Tax.

      3.    STATUTORY AND REGULATORY OVERVIEW

      On February 9, 1999, former Governor Whitman signed the Act into law as a comprehensive framework for the restructuring of the electric and natural gas industries in New Jersey. Pursuant to the Act, electric public utilities may securitize certain of their recovery eligible stranded costs through the issuance of Transition Bonds to facilitate the provision of savings to customers. In order that the Company may comply with the rate reduction requirements established by the Board in its Final Order,(1)the Company hereby requests that the Board issue an irrevocable bondable stranded costs rate order (the "Financing Order") to authorize:

      (a) the recovery and refinancing of a portion of the stranded costs deemed eligible for rate recovery by the Board consistent with the provisions of N.J.S.A. 48:3-61;

      (b) the recovery and refinancing of other recovery eligible stranded costs described in the Act, N.J.S.A. 48:3-61;

      (c) the imposition and collection of a non-bypassable, usage-based TBC by the Company or another servicing entity approved by the Board, N.J.S.A. 48:3-67;

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      1    In The Matter of Atlantic City Electric Company-Rate Unbundling,
Stranded Costs and Restructuring Filings, BPU Final Decision and Order in BPU Docket Nos. EO97070455, EO97070456 and EO97070457, dated March 30, 2001
(hereinafter the "Final Order").



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      (d) the sale, assignment or other transfer of the Bondable Transition
      Property to one or more approved financing entities, N.J.S.A. 48:3-72;

      (e) the issuance and sale of Transition Bonds in one or more series up to an aggregate principal amount consistent with N.J.S.A. 48:3-62, as described herein, by a financing entity to recover the aforementioned recovery eligible stranded costs, and the application by the Company of the net proceeds of such bonds to buy down or buy out long-term power purchase contracts, and/or to retire a portion of the Company's outstanding debt,(2)equity or both, consistent with N.J.S.A. 48:3-62; and

      (f) the formula for the calculation and adjustment of the TBC and MTC-Tax consistent with N.J.S.A. 48:3-64.

      The entire amount of the cost savings achieved as a result of the issuance of the Transition Bonds will be passed on to customers as described in this Petition.

      The Company will include an MTC-Tax component in its market transition charge to recover federal income taxes and state corporate business taxes associated with the collection of the TBC until the related Transition Bonds and recovery eligible stranded costs have been paid in full, such MTC-Tax component to

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2     The retirement of debt may include the payment of premiums depending upon the debt to be retired. ACE hereby requests the Board's approval for the payment of such premiums.




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be subject to adjustment in the same manner and at the same time the TBC is adjusted as described in this Petition.

      4.    TRANSITION BOND TRANSACTION

      a.    PROPOSED STRUCTURE

      A general description of the structure of the Transition Bond transaction follows.(3)The proposed structure is subject to modification depending upon the requirements of tax authorities, input from underwriters in connection with the marketing of the Transition Bonds, the requirements of the SEC pursuant to PUHCA, and negotiations with nationally recognized rating agencies selected by the Company to assign credit ratings to the Transition Bonds. The proposed structure is intended to minimize debt service costs and maximize customer savings by obtaining the highest possible credit rating for the Transition Bonds. The Company also seeks approval to enter into one or more hedging arrangements as described in paragraph 4(e) of this Petition. The final structure, pricing, terms and conditions of the Transition Bond transaction will be determined by the Company at the time the Transition Bonds are priced, subject to an



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3     Additional details regarding the proposed Transition Bond transaction are contained in the Form S-3 of Atlantic City Electric Transition Funding, LLC (the "Issuer") filed with the Securities and Exchange Commission on April 26, 2001, a copy of which is attached hereto as Exhibit A (the "SEC Filing"). Upon effectiveness of the Issuer's registration statement, a copy of the effective registration statement will be filed with the Board.



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approving certification by a designee of the Board (the "Designee") pursuant to
N.J.S.A. 48:3-62(b)(4).

      In the Final Order, the Board authorized the Company to recover 100% of its net owned generation stranded costs, which amount will be determined upon the Company's divestiture(4)of those assets, as well as 100% of the stranded costs associated with the Company's non-utility generator ("NUG") power purchase contracts, including the costs of buydowns or buyouts of power purchase contracts with NUGs, which amounts will be determined upon the consummation of such buyouts and/or buydowns. Final Order, at 90. To date, the Company has completed two NUG-related transactions. The first transaction involved the buyout of the Company's power purchase agreement with Pedricktown Cogeneration Limited Partnership, which transaction was approved by the


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4     The Company has executed agreements to sell certain of its generating assets. Pursuant to the requirements of the Act, the Company sought the Board's approval of those proposed transactions and of the quantification of the recovery eligible stranded costs associated with the proposed sales. In I/M/O/ the Petition of Atlantic City Electric Company Regarding the Sale of Nuclear Assets, BPU Docket No. EM99110870, Decision and Order, (dated July 21, 2000), the Board approved the sale of ACE's nuclear assets, but has yet to determine the recovery eligible stranded costs associated with those units. In February, 2000, ACE also sought the Board's approval of the sale of certain fossil generation assets. I/M/O the Petition of Atlantic City Electric Company Regarding the Sale of Certain Fossil Generation Assets, BPU Docket No. EM00020106. The Board has yet to rule on the matter.

5     I/M/O the Petition of Atlantic City Electric Company for Approval of an
Agreement to Terminate its Power Purchase Agreement with Pedricktown Cogeneration Limited Partnership, BPU


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Board.(5) The second transaction involved a payment to American Ref-Fuel Company of Delaware Valley, L.P., to buydown an existing power purchase agreement, which transaction was also approved by the Board.(6)

      The Board has also determined that the federal income and state corporate business taxes payable with respect to the amounts to be collected from customers in connection with the securitization (i.e., the grossed up revenue requirement associated with the recovery of the recovery eligible stranded costs plus transaction costs) are legitimate recoverable stranded costs that may be separately recovered through the MTC-Tax as approved in the Final Order. Final Order, at 94.

      The Company also requests in this Petition the authority to recover through the TBC related recovery eligible stranded costs including: (1) the costs (including, but not limited to, redemption premiums, unamortized costs of issuance and interest and preferred dividends accruing on or after the issuance of the Transition Bonds) to retire a portion of the Company's existing debt, equity or both ("Capital Reduction



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Docket No. EE99090685, Decision and Order (dated November 10, 1999).

6     I/M/O the Petition of Atlantic City Electric Company for Approval of an
Amendment to the Agreement for Purchase of Electric Power with American Ref-Fuel Company of Delaware Valley, L.P., BPU Docket No. EM00060388, Order of Approval(dated December 6, 2000).



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Costs"); (2) the costs incurred to issue the Transition Bonds including, but not limited to, the costs of any hedging arrangements entered into prior to such issuance (the "Upfront Transition Bond Costs"); and (3) the principal and interest on the Transition Bonds, together with the costs of paying the trustee, independent managers, servicer, and administrator, as well as the costs of refinancing, credit enhancing, hedging, overcollateralizing the Transition
Bonds, replenishing the Capital Subaccounts to their required amounts when necessary, and any other ongoing transaction costs such as rating agency fees (collectively, the "Ongoing Transition Bond Costs"). All such costs constitute recovery eligible stranded costs as recognized and defined in N.J.S.A. 48:3-51. The Company also requests approval of the formula and schedule for the calculation and subsequent adjustment of the TBC and the MTC-Tax related thereto and of the right, subject to the review and approval of the BPU, to adjust the methodology for calculating and adjusting the TBC and related MTC-Tax in the event the Company, as servicer under the servicing agreement or any successor to the Company as servicer (the "Servicer"), determines that the methodology at the time in use requires modification to more accurately project and generate adequate revenues.

      The Company requests authority to recover, through the sale of the Bondable Transition Property, its recovery eligible stranded costs, including its Capital Reduction Costs and Upfront


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Transition Bond Costs. The Company intends that its Ongoing Transition Bond
Costs will be recovered through the assessment and collection of the TBC. The TBC will be a separate, non-bypassable, usage-based charge assessed and collected from all customers of the Company and/or any successor distribution company within the Company's existing service territory as of the date of this Petition, except as provided in N.J.S.A. 48:3-77. The Company estimates that the current and future costs generally described above could total approximately $2 billion, and the Company hereby requests authority to issue Transition Bonds in one or more series in an amount up to $2 billion. The Company recognizes that Board approval is required for the issuance of Transition Bonds in one or more series in order to securitize the Company's Bondable Stranded Costs, and intends to seek such approval consistent with existing statutes and regulations as described more fully herein.

      The principal asset securing the Transition Bonds will be the Bondable Transition Property, a property right created by the Act, which includes the irrevocable right to impose, collect and receive the TBC and to obtain periodic adjustments of such TBC and all revenues, collections, payments, money and proceeds thereof. Pursuant to N.J.S.A. 48:3-65, the Financing Order and the TBC are irrevocable upon the Financing Order becoming effective at the time of the Company's written consent to the terms of the Financing Order. The Financing Order cannot be



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rescinded, altered, repealed, modified or amended by the Board or any other governmental entity, nor can it be impaired by the State of New Jersey, as pledged and agreed by the State of New Jersey with the holders of any Transition Bonds. See N.J.S.A. 48:3-66.

      To implement the Transition Bond transaction, the Company formed the Issuer, on March 28, 2001, as a Delaware limited liability company. The Issuer is a wholly owned, non-utility, bankruptcy-remote special purpose entity with ACE as its sole member. The Company will provide the capitalization for the Issuer. It is anticipated that the Company will sell to the Issuer, either directly or through an assignee (as defined in the Act), the Bondable Transition Property for which the Transition Bonds are being issued in exchange for the net proceeds from the issuance of the Transition Bonds.

      Pursuant to N.J.S.A. 48:3-72, the transfer to the Issuer will be treated, for bankruptcy purposes, as a legal true sale and absolute transfer to the Issuer of all right, title, and interest of the Company in and to such Bondable Transition Property, notwithstanding that: the Company acts as the collector or servicer of the TBC; such transfer is treated as a financing for federal, state or local tax purposes or financial accounting purposes; the capitalization of the Issuer by the Company; or the rights listed in N.J.S.A. 48:3-72(a)(4) are retained or acquired.



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The Issuer will be a "financing entity" for purposes of the Act. Board approval of the Issuer and the Transition Bond transaction will constitute a finding that the Issuer's activities will not violate any affiliate relation standards currently in effect or that the Board may adopt in the future.

      To raise the funds to pay for the purchase of the Bondable Transition Property, the Issuer will issue and sell Transition Bonds, in one or more series, which will be either fixed or floating rate instruments, under an indenture (the "Indenture") between the Issuer and a trustee (the "Bond Trustee"). The Issuer will issue and sell the Transition Bonds in a negotiated, fully underwritten public offering as asset-backed securities ("ABS"). All prior securitizations of utility stranded costs in New Jersey and other jurisdictions have been structured as ABS and sold on a negotiated basis. The expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market. Indeed, in other states where competitive bidding requirements generally exist, such as Massachusetts, competitive bidding of stranded cost securitization transactions either has been waived or has not been required. The Company believes that a negotiated sale, as opposed to one accomplished through competitive bidding, will ensure that the Transition Bonds will receive the highest possible credit rating from the rating agencies and will obtain the lowest possible interest and transaction costs, in compliance


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with the requirement of N.J.S.A. 48:3-62(b)(4) that the Company's customers pay the lowest TBC consistent with market conditions at the time of the pricing.

      All of the assets of the Issuer, including without limitation the Bondable Transition Property and the other collateral of the Issuer (the "Other Issuer Collateral"), will be pledged as collateral to the Bond Trustee to secure the Transition Bonds. The Other Issuer Collateral may include, without limitation:
(1) the rights of the Issuer under the Transition Bond transaction documents, including the sale agreement by which the Issuer acquires the Bondable Transition Property; (2) the rights of the Issuer under a servicing agreement by which the Company or any successor to the Company acts as servicer of the Bondable Transition Property; (3) the rights of the Issuer under an administration agreement with Conectiv Resource Partners, Inc. pursuant to which the Issuer will be administered; (4) the various trust accounts(7) of the


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      7     Such trust accounts are the general subaccount (the "General
Subaccount"), a series subaccount for each series of Transition Bonds to be issued (each, a "Series Subaccount"), a capital subaccount for each series of Transition Bonds (each, a "Capital Subaccount"), an overcollateralization subaccount for each series of Transition Bonds (each, an "Overcollateralization Subaccount"), a reserve subaccount for each series of Transition Bonds (each, a "Reserve Subaccount"), and if required, one or more defeasance subaccounts, all within a collection account (the "Collection Account"), and not necessarily separate bank accounts.


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Issuer into which proceeds arising from the TBC,(8) together with the pledged funds of the Issuer, will be deposited; (5) any investment earnings on amounts held by the Bond Trustee; and (6) the equity capital of the Issuer.

      In accordance with N.J.S.A. 48:3-62(d), the Company requests that the Board approve Transition Bonds with targeted amortizations upon issuance: (i) not exceeding 15 years, in the case of Transition Bonds where the proceeds will be used to reduce stranded costs related to utility-owned generation, and (ii) not exceeding the remaining term of a long-term power purchase agreement with a NUG, in the case of Transition Bonds where the proceeds will be used to buy down or buy out such long-term power purchase agreement. The Company also requests that the Board approve final legal maturities of up to three years beyond the expected final scheduled maturity date of each class of Transition Bonds. As a result of the unique nature of these types of transactions, rating agencies have required additional time in similar securitization transactions in order to deliver their highest possible credit ratings.(9)These ratings should result in lower interest costs and thus benefit customers.

      Pursuant to the Final Order, the duration of the MTC-



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      8     The Company intends to reconcile with the Issuer, and the Bond
Trustee, the difference between actual TBC collections and forecasted TBC collections through the use of collections curves. Such reconciliations will occur in the eighth month after billing.


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Tax has been authorized to be identical to the duration of the TBC so that the
Company may achieve mandated rate reductions ordered by the Board. Final Order, at 94.

      A diagram of the proposed transaction is attached as Exhibit B to this Petition.

      b. RECOVERY OF UPFRONT TRANSITION BOND COSTS

      In order to issue the Transition Bonds and to achieve net savings for customers, the Company will incur Upfront Transition Bond Costs as a result of the Transition Bond transaction. Based on an initial Transition Bond offering consistent with N.J.S.A. 48:3-62, the Company estimates that such amount will include Upfront Transition Bond Costs which may vary based on, among other items, the underwriting spread, rating agency fees, financial advisory fees, accounting fees, the cost of hedging, Securities and Exchange Commission (the "SEC") registration fees, printing and marketing expenses, Bond Trustees' fees, legal fees, the servicing set-up fee and the administrative costs of forming the Issuer.

      The Company requests authority to recover the Upfront Transition Bond Costs from the proceeds of the sale of the Transition Bonds and to include such costs as Bondable Stranded



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      9     The additional time acts as a "cushion" in the repayment of the bonds if there is a shortfall in expected TBC collections.



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Costs, the right to recover such amounts to constitute a portion of the Bondable
Transition Property. To the extent prior payment is required, such costs will be paid by the Company and reimbursed from the proceeds of the sale of the Transition Bonds.

      c. RECOVERY OF CAPITAL REDUCTION COSTS

      Pursuant to the Final Order and the Act, the Company requests authority to recover the costs of retiring a portion of the Company's existing debt and/or equity capital,(10)including, but not limited to, any accrued interest and accrued preferred dividends, redemption premiums and other fees, costs and charges relating thereto out of the proceeds of the sale of the Bondable Transition Property and to include such costs as Bondable Stranded Costs. Final Order, at 96. Thus, the right to recover such amounts will constitute a portion of the Bondable Transition Property. To the extent that actual Capital Reduction Costs and Upfront Transition Bond Costs differ from the Company estimates, such differences will be applied, at the time the Transition Bonds are issued, to the market transition charge (the "MTC") and will be included in a future reconciliation of that charge.

      d. RECOVERY OF ONGOING TRANSITION BOND COSTS

      Pursuant to the Final Order and the Act, the Company



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10     The specific issues and amounts to be retired will be determined based upon market conditions at the time of retirement and cannot currently be identified.



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requests that the Board authorize the recovery of Ongoing Transition Bond Costs through the TBC. The primary Ongoing Transition Bond Costs are the periodic payments of principal and interest on the Transition Bonds. Other Ongoing Transition Bond Costs include the Bond Trustee's fees, operating costs of the Issuer, the servicing fee (the "Servicing Fee") paid to the Company in its capacity as the Servicer, or such higher fees as may be payable to a successor Servicer, and the ongoing costs of credit enhancement, overcollateralization, and hedging arrangements, if any. Ongoing Transition Bond Costs also include any unpaid Ongoing Transition Bond Costs from prior periods.

      The Company anticipates that there will be a small amount of additional Ongoing Transition Bond Costs associated with the Transition Bond transaction, including but not limited to, an administration fee, legal and accounting fees, director's or manager's fees, and rating agency fees. These costs are included in the definition of Bondable Stranded Costs under N.J.S.A. 48:3-51, and should be recovered through the TBC in accordance with N.J.S.A. 48:3-62, and the right to recover these costs as Bondable Stranded Costs will constitute a portion of the Bondable Transition Property.

      e. APPROVAL OF FINAL TERMS AND CONDITIONS: TRANSITION BOND TRANSACTION

      Prior to the pricing of the Transition Bonds, the



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Company will cooperate with and provide such information to the Designee as is reasonably requested in order that the Designee may make the certifications required in N.J.S.A. 48:3-62 and N.J.S.A. 48:3-64, as described below. To assist the Designee in making such certifications, upon the pricing of the Transition Bonds, the Company will file with the Designee a certificate (the "Pricing Advice Certificate"). This certificate may be based on the advice of the Company's lead underwriter and will certify, in substance, that the structuring and pricing of the Transition Bonds (including any hedging arrangement priced at the time of pricing the Transition Bonds as described below) assures that the Company's customers pay the lowest TBC consistent with then current market conditions and the terms of the Board's Financing Order.

      Upon the pricing of the Transition Bonds, and upon review of the Pricing Advice Certificate, the Designee will file with the Board a certificate (the "Designee's Certification") to the effect that the structure and pricing of the Transition Bonds (and any such hedging arrangement) assures that the Company's customers pay the lowest TBC consistent with current market conditions and the terms of the Financing Order. Such certificate will represent the Designee's final and irrevocable approval of the pricing of the Transition Bonds and the terms and conditions of the Transition Bond transaction. Such terms and conditions, including the expected principal amortization schedule (the



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"Expected Amortization Schedule"), will be fixed based on such approved pricing, and will include targeted amortization upon issuance of (i) up to 15 years for Transition Bonds relating to utility-owned generation and (ii) up to the remaining term of a long-term power purchase agreement with a non-utility generator for Transition Bonds relating to such agreements and, in each case, legal maturities of up to three years beyond the expected final scheduled maturity date of each class of Transition Bonds, as required to obtain the highest possible credit rating on the Transition Bonds.

      Payments on the Transition Bonds will be made semi-annually or quarterly, depending upon input from the rating agencies, tax considerations and market conditions at the time of Transition Bond pricing. The ultimate Expected Amortization Schedule may be adjusted up to the time of issuance as a result of market conditions or rating agency requirements. The associated MTC-Tax collections may be adjusted from time to time to reflect the changing principal and interest components of the Transition Bond debt service.

      One or more classes of the Transition Bonds may be issued as variable rate instruments which are fixed or capped through the execution of an interest rate exchange agreement, an interest rate cap agreement or similar hedging arrangement (collectively, a "hedging arrangement"). This may occur in the

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event that the Company and its lead underwriter determine that such a hedging arrangement is expected to result in a lower interest cost on such classes of bonds or on all classes of a series taken as a whole, and such hedging arrangement is described in the Pricing Advice Certificate and is approved by the Designee. Any counterparty to a hedging agreement must have a credit rating consistent with achieving the highest possible ratings on the Transition Bonds. So long as the structure, pricing, terms and conditions meet such parameters, the Company will be authorized under the Financing Order to undertake the hedging arrangement.

      It may be advantageous, under certain market conditions, to enter into a hedging arrangement in order to attempt to synthetically fix or cap interest rates on the Transition Bonds in advance of the actual pricing of the Transition Bonds. The implementation of a hedging arrangement in advance of the pricing of the Transition Bonds will be undertaken only if the Company determines and certifies to the Designee that such an arrangement is appropriate to assure that the Company can achieve the required rate reductions through securitization and to protect customers against future interest rate increases.

      Because there is no market for hedging Transition Bonds directly, any hedging arrangement may not provide a "perfect" hedge against interest rate volatility. In order to hedge the

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risk of changes in the interest rates prior to the pricing of the Transition
Bonds, it is necessary to make reference to rates and spreads in other markets, including the United States Treasury Bond market and the interest rate swap market. In addition, the Company may itself enter into hedging arrangements with one or more third party counterparties and enter into a back-to-back hedging arrangement with the Issuer.

      Payments from or to one or more of the third party counterparties with whom the Company or the Issuer enters into a hedging arrangement prior to the pricing of the Transition Bonds in order to fix or cap interest rates shall be treated as follows: If a payment is received by the Company and/or the Issuer from the third party counterparties, the Company and/or the Issuer would retain such amount (or an estimate of such amounts if the exact amount is unknown at the time of pricing of the Transition Bonds), after any current income taxes and the principal amount of the Transition Bonds will be correspondingly reduced. In the event the actual payment received from the hedging arrangement at the time of issuing the Transition Bonds does not equal the amount by which the Transition Bond issuance was reduced, the difference would be recovered by the Company and/or the Issuer or credited to customers as an adjustment to Ongoing Transition Bond Costs and reflected in the initial TBC.

      If a payment must be made by the Company and/or the

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Issuer to any third-party counterparties, such payment, or any portion thereof, net of tax (or an estimate of such amounts if the exact amount is unknown at the time of the pricing of the Transition Bonds), may be included in Bondable Stranded Costs and securitized, provided the total amount securitized does not exceed the authorized aggregate amount consistent with N.J.S.A. 48:3-62 and the Final Order. Alternatively, at the discretion of the Company and/or the Issuer, the payment to any counterparty by the Issuer may be amortized over the term of the Transition Bonds and, together with interest determined at the weighted average yield on the Transition Bonds, included as part of Ongoing Transition Bond Costs and remitted to the Company or another counterparty.

      If a hedging arrangement is entered into prior to the pricing of the Transition Bonds, the hedging arrangement will be approved by the Designee by the execution and delivery to the Company of a separate Designee Certification, which will describe and approve the structuring and pricing of the hedging arrangement. Upon the delivery to the Company of such Designee Certification, the terms of any hedging arrangement, including the terms of the Transition Bonds which are assumed as part of such hedging arrangement, will be final and incontestable, and will not be subject to further review or approval by the Designee upon the pricing of the Transition Bonds. The Designee Certification described above will be filed by the Designee with the Board at the same time the Designee files the Designee Certification approving the pricing of the Transition Bonds. The Designee shall also approve and certify the terms for the termination of any hedging arrangement.

      If the structure, pricing, terms and conditions meet the requirements discussed above, the Company will be authorized under the Financing Order to undertake the Transition Bond transaction. Prior to the pricing of the Transition Bonds, the Designee may obtain from the Board's financial advisors recent secondary market trading levels of existing utility stranded cost securitization bonds, to the extent such information is available through public sources. To the extent such information is available, it is anticipated that such information may, in part, be considered in connection with the pricing of the Transition Bonds. The Designee may also conduct conference calls and meetings with the Board's financial advisors to discuss the background of the ABS market, current market conditions, investor perception of recent utility stranded cost securitization bond issues, pricing levels of ABS and recent secondary market trading levels, to the extent available. Finally, the Designee may elect to be present at pricing, either in person or by telephone.

      Not later than five days after the issuance and sale of the Transition Bonds, the Company will confirm to the Board, in an "Issuance Advice Letter," the actual interest rates on the

Transition Bonds, the schedule of payments of principal and interest on the Transition Bonds, the required overcollateralization schedule (as described in paragraph 4(f) of this Petition) and the initial TBC and MTC-Tax, which will initially be calculated using the methodology approved in the Financing Order and described in Exhibit C, such methodology to be adjusted subject to the review and approval of the BPU if the Company or a successor Servicer determines it to require modification to more accurately project and generate adequate revenues. At such time the Company will also file revised tariff sheets with the Board setting forth the initial TBC and the MTC-Tax. The Issuance Advice Letter will also include a reconciliation between the TBC and the MTC-Tax to reflect the actual structure and terms of the Transition Bonds, as compared to the terms assumed in the Financing Order. The initial TBC and MTC-Tax and related revised tariff sheets will become effective the same day the Company files the Issuance Advice Letter and the revised tariff sheets, without further action by the Board.

      f. TRANSITION BOND CHARGE

      In accordance with N.J.S.A. 48:3-67, the TBC will apply equally to each customer, regardless of class, based on the amount of electricity delivered to each customer through the transmission and distribution system of the Company or any successor utility, except as provided in N.J.S.A. 48:3-77. The

TBC will be set periodically in accordance with the methodology approved in the Financing Order (subject to adjustment as set forth herein) at a level intended to recover the sum of the Ongoing Transition Bond Costs for each series, including without limitation: (i) the principal of (determined in accordance with the Expected Amortization Schedule as approved by the Designee at the time of pricing of the Transition Bonds), and interest on, the Transition Bonds authorized by the Board in the Financing Order; (ii) the costs of operating and administering the Issuer; (iii) the costs of servicing the Transition Bonds, including the servicing fees and Bond Trustee fees, expenses and indemnities, substantially as described in the SEC Filing; (iv) amounts required to fund or replenish the Overcollateralization Subaccount for each series in accordance with the overcollateralization schedule for that series approved by the Designee at the time of pricing of the Transition Bonds; (v) the reimbursement of any amounts withdrawn from the Capital Subaccount for each series pursuant to the Bond Indenture, substantially as described in the SEC Filing; and (vi) the ongoing annual expenses of any other credit enhancement arrangement or hedging arrangement.

      In Exhibit C, the Company sets forth the methodology by which it initially proposes to establish and periodically adjust the TBC and the MTC-Tax. The TBC and the MTC-Tax will be set and adjusted based on the assumptions described in Exhibit C, as those assumptions are adjusted from time to time, including, but not limited to, energy sales forecasts, customer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Ongoing Transition Bond Costs and, with respect to the MTC-Tax, the applicable state and federal income tax rates in effect from time to time. In Exhibit C, the Company also projects the initial TBC and MTC-Tax using the methodology described in Exhibit C and assuming the Ongoing Transition Bond Costs as shown in Exhibit C.(11)

      The TBC will remain in effect until the Issuer, the owner of the Bondable Transition Property, has received TBC collections sufficient to discharge all of the Ongoing Transition Bond Costs and all other recovery eligible stranded costs.

      Each customer's monthly bill will contain a line item indicating the amount of the TBC included in that bill. The MTC-Tax, while calculated separately, will be included along with the regular MTC on the bill. All bills will contain a message indicating that the TBC represents Bondable Transition Property being collected on behalf of the Issuer as owner of the Bondable Transition Property.



----------
11 Please note that the Company's recovery eligible stranded costs have not yet been quantified. Therefore, the projections of the initial TBC and the MTC-Tax contained in Exhibit C are based on estimates of recovery eligible stranded costs, as well as estimates of relevant collection data. The projections contained in Exhibit C are for illustrative purposes.

      g. PERIODIC ADJUSTMENTS TO THE TBC AND MTC-TAX

      N.J.S.A. 48:3-64 requires that the Financing Order provide for mandatory periodic adjustments (the "True-Up Mechanism") to the TBC to be made by the Board at least annually upon petition of the Company, its assignee or the Issuer, to ensure receipt of revenues sufficient to satisfy the Ongoing Transition Bond Costs (including unpaid amounts from prior periods, replenishment of credit enhancements, and amounts due under hedging arrangements, if applicable) by the payment date designated by the Company in its True-Up Mechanism filing, such that the Transition Bonds will be retired in accordance with the Expected Amortization Schedule. The True-Up Mechanism must be formula-based and the Company intends to use the formula-based methodology described in Exhibit C. Each such adjustment will be formula-based and will be in the amount required to ensure receipt of revenues sufficient to satisfy the Ongoing Transition Bond Costs, including without limitation the timely payment of principal of, and interest and acquisition or redemption premium on, the Transition Bonds.

      As Servicer under the servicing agreement, the Company will be responsible for filing with the Board documentation for any necessary periodic adjustments. Although the Company, as Servicer, expects to file for an adjustment pursuant to the True-Up Mechanism at least annually, the Company requests authorization to file for adjustments as often as quarterly. In accordance with N.J.S.A. 48:3-64, the Company, as Servicer, will propose such adjustments in a filing with the Board made at least 30 days in advance of the proposed effective date. Pursuant to N.J.S.A. 48:3-64(b), the periodic adjustments will become effective on an interim basis on the requested effective date and, in the absence of a Board order to the contrary finding a manifest error,(12)will become final 60 days after filing.

      As provided in the Final Order, the Company is entitled to request, and the Board will approve, mandatory periodic adjustments of the MTC-Tax (the "MTC-Tax True-Up"). Final Order, at 96. An MTC-Tax True-Up will occur each time the TBC is adjusted through the True-Up Mechanism in order to reconcile the income taxes recovered to the income taxes required on the taxable net revenue from the TBC and the MTC-Tax. The reconciliation will be made in the same manner and at the same time as the True-Up Mechanism for the TBC to ensure receipt of revenues sufficient to assure that the MTC-Tax is not being under-recovered or over-recovered. Upon petition of the Company, the MTC-Tax will be adjusted based upon assumptions described in



----------
(12) The Board has defined "manifest error" as "an arithmetic error evident on the face of the filing," and the Company seeks the Board's adoption of that same standard in this proceeding. I/M/O the Petition of Public Service Electric and Gas Company for a Bondable Standard Cost Rate Order, BPU Docket No. EF99060390, Bondable Stranded Costs Rate Order (dated September 17, 1999), at 30.

Exhibit C to this Petition, as those assumptions are adjusted from time to time in accordance with such Exhibit C. No delay in the mandatory adjustment or failure to make such adjustment of the MTC-Tax will in any way adversely influence or affect the periodic adjustment of the TBC described above.

      The Company also requests that the Board grant the Company, and any successor Servicer, authority to make non-routine filings to modify the methodology used to calculate the TBC and the MTC-Tax. Such filings for non-routine adjustments would be made if the Company or a successor Servicer determines such a modification to be required to enhance the likelihood that the appropriate amount of Transition Bond Charges will be collected. Any such filing must be made 60 days prior to the proposed effective date of the modification and will be subject to Board approval.

      h. REMITTANCE OF TRANSITION BOND CHARGES

      On a monthly basis, the Servicer will remit to the Bond Trustee payments arising from the TBC, based on the Company's collection history, unless otherwise required by the rating agencies to remit on a daily basis. The Servicer will receive the TBC collections daily, and may, as authorized by N.J.S.A. 48:3-64, commingle such amounts with other customer payments until the remittance date to the Bond Trustee. See Exhibit D (Calculation of Aggregate Remittance Amount).

            Payments from each customer will be applied first to sales taxes (which the Company collects as trustee for the State and not for its own account or that of the Issuer, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated: (i) to the TBC; (ii) to the MTC-Tax; and (iii) to the Company's other charges, pro rata, based on the proportions that the TBC, the MTC-Tax and the Company's other charges bear to the total charges billed. If the Transition Bonds are issued in more than one series, partial payments of the TBC will be allocated to the respective series of Transition Bonds so issued, pro rata, based upon the revenue requirements of the respective series.

            No later than August 1, 2002, the Company will file, as part of a future proceeding, data showing the impact of the timing of customer payments of TBCs to the Company versus payments by the Company as Servicer to the Bond Trustee. This data will include a calculation of customer daily remittances, timing of remittances to the Bond Trustee and the short-term interest rate then applicable to determine the amount of "float" income earned by the Company in its capacity as Servicer. If the Board determines in its review of this filing that the Company retained interest income over and above its Servicing Fee, it may calculate such retained income, and impute interest thereon, in determining fair and reasonable rates going forward from the date of its review.

            The amounts remitted by the Servicer to the Bond Trustee (the "Deemed TBC Collections") will be retained by the Bond Trustee until it pays to the appropriate parties all periodically required Ongoing Transition Bond Costs, including scheduled principal and interest payments, Servicing Fees, other fees and expenses and any unpaid amounts from prior payment dates related to the aforementioned. Payments of servicing fees and certain other fees and expenses are expected to be made on a monthly basis (subject to rating agency consent), while payments of scheduled principal and interest payments and certain other fees will be paid on regular payment dates either quarterly or semiannually depending on the schedule of payments for interest and principal. Allocations among subaccounts will also be made on such quarterly or semiannual payment dates. The Bond Trustee will hold all Deemed TBC Collections received from the Servicer from the remittance date to the fee distribution and/or payment date in the General Subaccount of the Collection Account. To the extent that such funds are necessary to make allocations or payments on the next scheduled fee disbursement date and/or payment date, the Bond Trustee will invest funds in the Collection Account in securities that mature on or before the next scheduled fee disbursement date and/or payment date, in accordance with rating agency criteria for investment of such funds.

            Investment earnings on funds in the Collection Account held by the Bond Trustee may: (i) be used to satisfy currently scheduled interest and principal payments on the Transition Bonds and other Ongoing Transition Bond Costs; (ii) be used to restore Capital Subaccount amounts previously withdrawn therefrom to meet periodically required Ongoing Transition Bond Costs; and (iii) be applied to meet the required overcollateralization schedule. Investment earnings on funds in the Collection Account in excess of the amount applied as described above will be held in the Reserve Subaccount. Investment earnings on funds in the Capital Subaccount may, under certain circumstances, be released to the Issuer for distribution to the Company.

            Upon retirement of a series of outstanding Transition Bonds, including payment of all interest thereon, and the payment of all related Ongoing Transition Bond Costs and other recovery eligible stranded costs payable by the Issuer through the Bond Trustee, any remaining amounts held by the Bond Trustee will either be released to the Issuer free of the lien of the indenture or be reallocated to the subaccounts of the remaining series pursuant to requirements of the rating agencies in connection with the issuance of such remaining series. The Company will credit, against the charges it bills to its customers, any amounts so received from the Issuer that exceed the initial amount of the equity contribution to the Issuer and the investment earnings on funds in the Capital Subaccount, less any unpaid MTC-Tax amounts.

            i. CREDIT ENHANCEMENT

            The Transition Bond documents will provide for the True-Up Mechanism, which is authorized by N.J.S.A. 48:3-64, as described in paragraph 4(g) of this Petition, and overcollateralization amounts as described below and other means of credit enhancement as required by the rating agencies, taxing authorities or capital markets to ensure the lowest possible interest costs while attaining the highest possible ratings.

            The TBC will be set to collect an "overcollateralization amount," which will be deposited into the Overcollateralization Subaccount for each series of Transition Bonds to meet the required overcollateralization schedule for that series. The overcollateralization amount to be collected with respect to each series of Transition Bonds will be in addition to the principal (which will be collected in accordance with the Expected Amortization Schedule with respect to such series) and interest payable on such series of Transition Bonds, and in addition to the other Ongoing Transition Bond Costs to be collected, all of which will be recovered through the TBC. The overcollateralization requirement with respect to each series needed to satisfy rating agency requirements, which will be not less than 0.5% or fifty basis points of the initial Transition Bond balance of such series, will be determined prior to the time the Transition Bonds of such series are priced, after consultation with the rating agencies and tax authorities, and will be subject to approval by the Designee at the time of pricing of each series of Transition Bonds and will be reflected in the related Issuance Advice Letter. Because of the long term maturity (in excess of 20 years scheduled maturity) of the Company's securitization in relation to prior stranded cost securitizations (with maximum scheduled maturities of 15 years), the rating agencies will scrutinize closely technology risk and the credit enhancement structure may be greater than that of other stranded cost securitizations.

            The amount required to be deposited into the Capital Subaccount for each series and to be maintained, which will be not less than 0.5% or 50 basis points of the initial Transition Bond balance of such series, will be determined prior to the time the Transition Bonds of such series are priced, after consultation with the rating agencies and tax authorities, and will be subject to approval by the Designee at the time of pricing of each series of Transition Bonds and will be reflected in the related Issuance Advice Letter.

            All of the components of the TBC, including overcollateralization amounts required to be deposited into the

Overcollateralization Subaccount with respect to such series, and all amounts required to replenish the Capital Subaccount with respect to such series will be factored into each periodic adjustment to the extent necessary using the True-Up Mechanism.

            The Company will reduce the charges payable by its customers by an amount equal to any amounts in the Capital, Overcollateralization and Reserve Subaccounts for each series released to the Issuer, to the extent such amounts exceed the sum of (i) the initial amount of the Company's equity contribution to the Issuer that was deposited in the Capital Subaccount with respect to such series and (ii) the investment earnings on funds in the Capital Subaccount for such series. Thus, overcollateralization amounts and excess TBC collections will not reduce customer benefits from the Transition Bond Transaction.

            Subject to the Board's approval, the Petitioner and the Issuer may elect to issue Transition Bonds in a principal amount that, on the date of issuance, exceeds the aggregate amount of Bondable Transition Property created under the Financing Order or orders then in effect. The incremental amount of Transition Bonds issued over the amount of Bondable Transition Property then created would be issued in anticipation of a subsequent authorization by the BPU, within a period of time specified in the Designee Certification, of additional Bondable Transition Property in the same incremental amount. In the event of such an incremental issuance, the Issuer would immediately deposit the bond proceeds from the sale of this incremental issuance into a separate prefunding account owned by it and administered by the Bond Trustee. The Company may provide additional credit enhancement for the incremental principal amount of bonds, as set forth in the related prospectus supplement and the related Issuance Advice Letter. Amounts in the prefunding account would be used, to the extent necessary, to meet obligations on the Transition Bonds in the manner set forth below.

            If following such an issuance but within the time period specified in the Designee Certification, the BPU approves the creation of additional Bondable Transition Property in an amount equal to the incremental amount of Transition Bonds issued, ACE will sell that additional Bondable Transition Property to the Issuer and receive as consideration for it all amounts in the prefunding account. If, however, the BPU does not approve the creation of additional Bondable Transition Property in the incremental amount within that time period, at the end of that period all amounts in the prefunding account will be applied to redeem the incremental principal amount of Transition Bonds and pay accrued interest thereon on the terms set forth in the Designee Certification.

            j. FORMATION OF THE ISSUER

            The Company formed the Issuer on March 28, 2001. The

Issuer is a Delaware limited liability company and a wholly owned, non-utility subsidiary of the Company. The organizational documents of the Issuer to be in effect at the time of issuance of the Transition Bonds will impose significant limitations upon the permitted activities of the Issuer. The Company is the sole member of the Issuer, but the ability of the Company to take actions as the holder of the equity interest therein will be limited. For example, the Issuer's activities will serve the limited purpose of acquiring the Bondable Transition Property and Other Issuer Collateral and issuing and selling the Transition Bonds. The Issuer will not be permitted to engage in any other activities and will have no assets other than the Bondable Transition Property and Other Issuer Collateral.

            k. BONDABLE TRANSITION PROPERTY

            The Company's Bondable Transition Property will consist of: (i) the irrevocable right to charge, collect and receive, and be paid from collections of the TBC in the amount necessary to provide for the full payment of Ongoing Transition Bond Costs and other recovery eligible stranded costs, (ii) all rights of the Company under the Financing Order, including, without limitation, all rights to obtain periodic adjustments of the TBC pursuant to the True-Up Mechanism for any reason that creates a deviation from targeted amounts, and
(iii) all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing.

            Pursuant to N.J.S.A. 48:3-65 and N.J.S.A. 48:3-71 of the Act, when the Company receives payment for the Bondable Transition Property from the Issuer, the Bondable Transition Property will constitute a vested presently existing property right which will continuously exist as property for all purposes as provided in the Act and the Financing Order, whether or not the revenues and proceeds arising with respect thereto have accrued and notwithstanding the fact that the value of the property right will depend upon consumers using electricity or the Servicer performing services. Pursuant to N.J.S.A. 48:3-71, the validity of any sale, assignment or other transfer of the Bondable Transition Property will not be defeated or adversely affected by the commingling by the Company of revenues recovered or payments arising from amounts charged, collected and received on account of the Bondable Transition Property with other funds of the Company.

            l. SALE OF BONDABLE TRANSITION PROPERTY

            The Company requests that the Board approve the sale by the Company, or an assignee, of the Bondable Transition Property to the Issuer. The sale of the Bondable Transition Property will occur in one or more transactions each of which, in accordance with N.J.S.A. 48:3-72, will be a legal true sale and absolute transfer to the Issuer, for bankruptcy purposes, notwithstanding any other characterization for tax, accounting or other purposes. The Issuer will have all of the rights originally held by the Company with respect to the Bondable Transition Property, including the right to exercise, through the Company or any successor utility, any and all rights and remedies to collect any amounts payable by any customer in respect of the Bondable Transition Property. The Issuer will thus have the right to direct the Company or any successor utility to discontinue electric power supply to a particular customer to the extent permitted in accordance with law, any applicable regulations, and Board policies and procedures then in effect. The Issuer and other third parties, however, will not have any right to exercise any direct control over the distribution and transmission system of the Company.

            The agreement that will govern the sale and transfer of the Bondable Transition Property to the Issuer may include representations and warranties with respect to, among other things, the Act, the validity of the Financing Order and the Bondable Transition Property and the title thereto, and may provide specific covenants, indemnities and/or repurchase obligations in connection with such transfer for the benefit of the holders of Transition Bonds.

            m. ISSUANCE OF TRANSITION BONDS

            The Company requests that the Board approve the issuance of Transition Bonds by the Issuer. The Transition Bonds will, by their terms, permit the holders to have recourse only to the Issuer's credit and assets, and will be secured by a pledge to the Bond Trustee of all of the rights, title and interest of the Issuer in its Bondable Transition Property and Other Issuer Collateral. Transition Bonds may be issued in series and classes with different terms as described herein.

            n. NON-BYPASSABLE MTC-TAX AND TBC

            Pursuant to N.J.S.A. 48:3-62, the TBC and MTC-Tax are non-bypassable and will be assessed against and collected from all customers of the Company, or any successor utility, until all Ongoing Transition Bond Costs and recovery eligible stranded costs are paid in full, even past the legal maturity, except as provided in N.J.S.A. 48:3-77. Pursuant to N.J.S.A. 48:3-67, the TBC shall apply equally to each customer, regardless of class, based on the amount of electricity delivered to the customer through the transmission and distribution system of the Company or of any successor utility that takes over all or a portion of the Company's service area, including electricity sold to customers by any third party supplier, as described below.

            o. THIRD PARTY SUPPLIERS

            The Company currently contemplates that, in its capacity as Servicer, the Company will have sole responsibility for the billing, collection and remittance of the TBC. In accordance with the Board's determination in I/M/O the Electric Discount and Energy Competition Act-Customer Account Services, BPU Docket No. Ex99090676 (February 2, 2001), a third party supplier (a "TPS") of electric power may seek to assume such role. Permitting a TPS to bill, collect and remit the TBC in place of the Company may increase the risk of shortfalls in TBC collections or MTC-Tax collections by exposing the cash flow to potential interruption due to the default, bankruptcy or insolvency of the TPS. This potential interruption will increase risks to investors and customers, potentially increasing the required credit enhancement or reducing the credit rating of, and/or increasing the interest rate on, the Transition Bonds. Additionally, such TPS billing may necessitate an increase to the TBC and the MTC-Tax component if TPS billing causes interruption or delay in payment to the Servicer.

            In order to mitigate against these risks, satisfy rating agency requirements and reduce the cost to customers, the Company requests that any TPS the Board authorizes to bill, collect and remit the TBC be required to comply with the billing, collection and remittance procedures and information access requirements set forth below. These procedures and requirements are comparable to those in effect in other states in which utilities have securitized their stranded costs and are largely derived from rating agencies' criteria. The requirements pertaining to TPSs or their equivalents proposed by the Company for the Transition Bond transaction are the same as the requirements previously approved by the Board for Public Service Electric and Gas Company, in BPU Docket No. EF99060390.

            The Company requests that the Board authorize a TPS to bill and collect the TBC and associated MTC-Tax with respect to power sold by it, for remittance to the Servicer, only if: (i) such TPS agrees to remit the full amount of all charges it bills to customers for services provided by the Company, or any successor electric public utility, together with amounts related to the TBC and the MTC-Tax, regardless of whether payments are received from such customers, within 15 days of the Company's (or any successor Servicer's) bill for such charges; (ii) such TPS agrees to provide the Servicer with total monthly kWh usage information for each customer in a timely manner to enable the Servicer to fulfill its obligations, because such information is the basis for determining the required level of TPS remittances to the Servicer; and (iii) the Servicer is entitled, within seven days after a default by the TPS in remitting any charges payable to the Company, together with amounts related to the TBC and the MTC-Tax, to assume responsibility for billing all charges for services provided by the Company or any successor electric public utility, including the TBC and the MTC-Tax, or to transfer such billing responsibility to a qualifying third party. In addition, if and so long as such TPS does not maintain at least a "BBB" (or the equivalent) long-term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS would be required to maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Company, including amounts related to the TBC and the MTC-Tax, as reasonably estimated by the Company (or any successor electric public utility or any successor Servicer). In the event of a default in the remittance of any such amounts by a TPS, any shortfall in TBC collections or MTC-Tax collections by a TPS will be included in the True-Up Mechanism and the MTC-Tax True-Up.

            p. SERVICING

            Pursuant to N.J.S.A. 48:3-71, the Company will enter into a servicing agreement with the Issuer to perform servicing functions on behalf of the Issuer. Under such servicing agreement, the Company will act as Servicer of the Bondable Transition Property. The Company will be responsible for compiling customer kWh billing and usage information, and for billing, collecting and remitting payments arising from the TBC (except as set forth in paragraph 4(o) of this Petition).

            The Company, as Servicer, will contract with the Issuer to collect amounts in respect of the TBC for the benefit and account of the Issuer, and to account for and remit these amounts to or for the account of the Issuer. The servicing agreement will provide that the Company, as initial Servicer, may not voluntarily resign from its position as Servicer without obtaining the prior approval of the Board, or if such resignation will result in the reduction or withdrawal of the credit ratings of Transition Bonds then in effect. If the Company defaults under the servicing agreement, or if the Company were required to discontinue its billing and collection functions, the Bond Trustee and the Issuer may immediately appoint a successor Servicer subject to the approval of the BPU, which will promptly assume billing responsibilities for the TBC and the MTC-Tax. The Company requests that, in the event of any such proposed appointment by the Bond Trustee and the Issuer, the BPU act on an expedited basis within 30 days with respect to such proposed successor Servicer, that it authorize any such successor Servicer to assume the Company's billing and collection functions and succeed to all of the Company's rights and obligations under the Financing Order as if it were the Servicer at the time the Transition Bonds were issued, but that it not approve any such appointment unless it shall have first determined that the credit ratings on the Transition Bonds will not be withdrawn or downgraded.

            If the Company ceases acting as Servicer, the Servicing Fee discussed below will be paid directly to the successor Servicer and the Company's future rates will not be adjusted to reflect this loss of revenues.

            The servicing agreement may include the Company's representations, warranties, agreements, covenants and indemnities for the benefit of the holders of Transition Bonds.

            An annual Servicing Fee equaling 0.10% (ten basis points) of the initial principal balance of each series of Transition Bonds, which is expected to be payable monthly, will be part of the Servicing Agreement and will be recovered through the TBC. The Servicing Fee represents a reasonable good faith estimate of the Company's incremental cost to service Transition Bonds, which will involve activities including billing, monitoring, collecting, receiving, accounting for and remitting the payments arising from the TBC, systems modifications related to the TBC including billing, monitoring, collecting and remitting the payments arising from the TBC, reporting requirements imposed by the servicing agreement, procedures required to coordinate with each TPS (if applicable), required audits related to the Company in its capacity as Servicer and legal and accounting fees related to the servicing obligation, together with a reasonable return. The Servicing Fee is comparable to one negotiated at arm's length and thus protects the "bankruptcy-remote" nature of the Issuer. The Servicing Fee, if paid to the Company, will be lower than the Servicing Fee paid to a successor Servicer. Because any successor Servicer would not bill the TBC concurrently with charges for other services, as would the Company, it would incur higher costs and require a


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
larger annual Servicing Fee. The rating agencies expect an annual Servicing Fee as high as 1.25% of the original principal amount of each series of Transition Bonds to be authorized in the Financing Order for any such successor Servicer which does not bill and collect charges other than the TBC. Such increase in the Servicing Fee will be reflected in Ongoing Transition Bond Costs and recouped through a corresponding increase in the TBC through the True-Up Mechanism. This higher Servicing Fee would assure that a successor Servicer would be willing to act as Servicer.

            q. TAX RECOVERIES-ACCOUNTING AND RELATED ISSUES

            Pursuant to the Final Order, the Company is required to recover the federal income taxes and state corporate business taxes associated with the collection of the TBC through the ongoing collection of the MTC-Tax, until the Issuer has received full payment of the principal of, and interest on, the Transition Bonds. In any event, the Final Order authorizes the MTC-Tax to be collected over essentially the same period as the TBC. Moreover, the MTC-Tax will be subject to the MTC-Tax True-Up (at the same time and in the same manner as the TBC) to reconcile the MTC-Tax collections with the federal income and state corporate business taxes on the taxable revenue from the TBC and the MTC-Tax as calculated in accordance with Exhibit C. The Company will maintain separate accounting for the MTC-Tax collections and the


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
TBC. As provided in N.J.S.A. 48:3-72(a)(4), the Company's right to recover the MTC-Tax or retain the MTC-Tax until remittance to the appropriate taxing authority will in no way affect or impair treatment of the transfer of the Bondable Transition Property to the Issuer as a legal true sale and absolute transfer for bankruptcy purposes, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act.

            5. CUSTOMER BENEFITS AND RELATED FINDINGS

            In connection with its issuance of the Financing Order, the Company requests that the Board find that: (i) the Company has taken all reasonable measures to date, and has the appropriate incentives or plans in place to take reasonable measures, to mitigate the total amount of its recoverable stranded costs, (ii) the Company will not be able to achieve the level of rate reduction deemed by the Board to be necessary and appropriate pursuant to the provisions of N.J.S.A. 48:3-52 and N.J.S.A. 48:3-61 (as embodied for the benefit of customers in the Final Order,) absent the issuance of Transition Bonds and the recovery of the MTC-Tax for the term of the Transition Bonds, and (iii) the issuance of the Transition Bonds provides tangible and quantifiable benefits to customers, including net present value savings over the term of the Transition Bonds. Exhibit E contains an analysis of the net present value of the benefits of securitization.

            As previously noted, the rate reductions embodied in the Final Order already anticipate and incorporate net present value savings and rate reductions resulting from the anticipated issuance of the Transition Bonds. The Company estimates that the Transition Bond transaction will result in present value savings over the term of the Transition Bonds. The actual net present value savings resulting from the Transition Bond transaction will depend upon the actual amount of Transition Bonds issued, market conditions at the time of the pricing of the Transition Bonds (and any hedging arrangement), and the actual amount of recovery eligible stranded costs. Pricing, structure, terms and conditions of the Transition Bonds (and any hedging arrangement) will be approved by the Designee in accordance with the Financing Order and such items will be confirmed to the Board in the Issuance Advice Letter.

            6. USE OF PROCEEDS

            The Issuer will remit the proceeds from the sale of each series of the Transition Bonds to ACE (net of underwriting discount), in consideration for the Company's sale of the applicable Bondable Transition Property to the Issuer. In accordance with N.J.S.A. 48:3-62, the Company will use such proceeds, after paying the Upfront Transition Bond Costs, to reduce its recovery eligible stranded costs through the buydown or buyout of long-term power purchase contracts and the retirement of its debt or equity, or both, including transactions completed prior to the issuance of the Transition Bonds.

            7. RELATED ISSUES

            There are several related issues that have a potentially significant impact on the Transition Bond transaction, as described below.

            a. TAX CONSIDERATIONS

            The Company's undertaking of the Transition Bond transaction will be subject to the Company obtaining rulings from the Internal Revenue Service ("IRS") to the effect that, for federal income tax purposes: (i) the Transition Bonds to be issued pursuant to the Financing Order will be treated as debt obligations of the Company, and (ii) neither the issuance of the Financing Order nor the issuance of the Transition Bonds pursuant to the Financing Order will result in gross income to the Company. On February 28, 2001, the Company filed an application with the IRS requesting it to issue the foregoing rulings. Although the Company believes that the IRS will issue such rulings on the basis of the terms of the Transition Bond transaction and the Financing Order described in this Petition, the Company reserves the right to request the Board to authorize changes in such terms, if the IRS should require such changes in order to issue the requested ruling.

            b. ACCOUNTING AND FINANCIAL REPORTING

            The Transition Bonds are expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long term debt on the balance sheet of the Issuer for financial reporting purposes. Because such Issuer will be a wholly owned subsidiary of the Company, GAAP requires that such Issuer be consolidated with the Company for financial reporting purposes. Therefore, the Issuer's debt will appear on the consolidated balance sheet of the Company in its financial statements filed with the Securities and Exchange Commission.

            While the TBC and the MTC-Tax will be part of regulated rates charged to customers, for purposes of financial reporting to the Board the Company will exclude the Issuer's debt from its capital structure and exclude interest on the Transition Bonds and other Ongoing Transition Bond Costs from its regulated cost of service in any future base rate proceeding.

            The Transition Bond transaction is not expected to have an impact on the Company's credit ratings, as it is expected that the rating agencies will determine that the Transition Bonds, which are not supported by the Company's general revenue stream and not collateralized by its assets, do not adversely affect the Company's creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the Transition Bonds as debt for purposes of calculating financial ratios.

            c. RATING AGENCY CONSIDERATIONS

            i. BANKRUPTCY-RELATED OPINIONS

            At the time Transition Bonds are issued, the rating agencies will request opinions of bankruptcy counsel providing assurance that the Bondable Transition Property would not be treated as property of the Company if the Company were to declare bankruptcy. To receive such treatment, the transfer of the Bondable Transition Property from the Company to the Issuer must constitute an absolute transfer and "true sale" for bankruptcy purposes such that if the Company were to become the subject of a bankruptcy or insolvency case, the Bondable Transition Property would not be part of its bankruptcy estate and therefore would not be subject to the claims of its creditors. As noted above, ACE intends to commingle funds received from customers and thus will not segregate the TBC collections from other funds it collects from its customers. The TBC collections will be segregated only after ACE remits them to the Bond Trustee. While the Act recognizes the rights of the Issuer to the Bondable Transition Property, in the event of a bankruptcy of ACE, a court could rule that federal bankruptcy law takes precedence over the Act and does not recognize the right of the Issuer to TBC collection amounts that are commingled with other funds of ACE as of the date of the bankruptcy. In that event, the Issuer would have a general unsecured claim against ACE for the TBC collection amounts so commingled.

            Another element of the bankruptcy analysis focuses on the separate legal status of the Company and the Issuer. Although the Company will own 100% of the membership interests in the Issuer, the Transition Bond transaction will be structured so that, in the event of a bankruptcy of the Company, the Issuer's separate legal existence would be maintained and the assets and liabilities of the Issuer would remain separate from the estate of the Company, thus insulating bondholders from the risk of the Company's bankruptcy. The structural elements supporting such separate existence include requirements that the Issuer be adequately capitalized, that the Company be adequately compensated for the servicing functions it performs in billing the TBC and collecting and remitting payments arising from the TBC based on a fee that is comparable to one negotiated at arm's length, and that the Company and the Issuer take steps to ensure that creditors are not misled as to their separate existence. Without these structural protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard the Issuer's separate existence.

            ii. CREDIT ENHANCEMENT

            Credit enhancements are mechanisms that provide investors with added assurance that they will timely recover their principal and interest as scheduled. Examples of credit enhancement generally provided by the sellers of transition property in securitization transactions include: (i) true-up mechanisms; (ii) the capitalization of the Issuer; (iii) overcollateralization amounts; and (iv) liquidity reserves, if applicable. Examples of credit enhancement provided by third parties include bond insurance and letters of credit. Credit enhancement may also take the form of performance-based triggers which require more frequent true-up adjustments or increase the overcollateralization amount. The Transition Bond transaction will incorporate the True-Up Mechanism authorized by N.J.S.A. 48:3-64, as described above, and will provide for the Capital Subaccount for each series and the overcollateralization amounts deposited into the Overcollateralization Subaccount for each series in accordance with the required overcollateralization schedule for each series or other means of credit enhancement as may be required by the rating agencies.

            The purpose of the overcollateralization amount is to provide security to investors and to enhance the credit rating of Transition Bonds by providing an additional amount to cover any shortfall in TBC collections. As a result, a portion of the TBC will be applied to fund overcollateralization amounts over time, which will be deposited into the Overcollateralization Subaccount for each series of Transition Bonds in accordance with the required overcollateralization schedule for such series. The collection of the overcollateralization amounts is in addition to the collection of principal (which will be paid periodically in accordance with the Expected Amortization Schedule for each series) and interest payable on the Transition Bonds, and the collection of other Ongoing Transition Bond Costs recovered through the TBC. As discussed above, the total overcollateralization requirement will be determined by the Company based on the requirements of the rating agencies and tax authorities prior to pricing and will be submitted to the Designee for approval at pricing. As with other components of the TBC, the overcollateralization component, any deficiencies from past due payments, or any excess in Deemed TBC Collections deposited in the Collection Account will be factored into the True-Up Mechanism.

            The Company will reduce charges payable by its customers by an amount equal to any amounts in the Capital, Overcollateralization and Reserve Subaccounts for each series released to the Issuer, to the extent such amounts exceed the sum of (i) the initial amount of the Company's equity contribution to the Issuer that was deposited in the Capital Subaccount with respect to such series and (ii) the investment earnings on funds in the Capital Subaccount for such series. Thus, overcollateralization amounts and excess TBC collections will not reduce customer benefits from the Transition Bond Transaction.

            d. ALLOCATION OF COLLECTION SHORTFALLS

            In order to preserve the bankruptcy-remote status of the Bondable Transition Property and Other Issuer Collateral once it is transferred to the Issuer, the Company may not have any claim on the Bondable Transition Property. In its capacity as Servicer, the Company will collect the TBC with other charges for services rendered by the Company in its capacity as a transmission and distribution utility. If the Company collects less than the full amount that is billed to such customers, it will not favor itself over the Issuer, as owner of Bondable Transition Property. As described above, upon the issuance of Transition Bonds, amounts collected from a customer will be applied first to sales taxes (which the Company collects as trustee for the State and not for its own account or that of the Issuer, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated to the TBC, to the MTC-Tax and to the Company's other charges, pro rata, based on the proportions that each of such charges bears to the total charges billed. If the Transition Bonds are issued in more than one series, partial payments of amounts deemed to be TBC collections will be allocated to the respective series of Transition Bonds so issued, pro rata, based upon the revenue requirements of the respective series.

            e. ISSUER ADMINISTRATION & OTHER TRANSACTIONS WITH THE ISSUER

            The Issuer will enter into an administration agreement with Conectiv Resource Partners, Inc., an affiliate of the Company, pursuant to which Conectiv Resource Partners, Inc. will perform ministerial services and provide facilities for the Issuer so that it is able to perform such day-to-day operations as are necessary to maintain its existence and satisfy its obligations under the Transition Bond transaction documents. Conectiv Resource Partners, Inc. will be paid a market rate administration fee. The periodic costs associated with such fee will be included in the Ongoing Transition Bond Costs for such period.

            WHEREFORE, the Company requests that the Board approve the Company's proposal by issuing an irrevocable bondable stranded costs rate order to authorize: (1) the recovery and refinancing of a portion of the stranded costs deemed eligible for rate recovery by the Board consistent with the provisions of N.J.S.A. 48:3-61; (2) the recovery and refinancing of other recovery eligible stranded costs described in the Act; (3) the imposition and collection of a non-bypassable, usage-based TBC by the Company or another servicing entity approved by the Board pursuant to N.J.S.A. 48:3-67; (4) the sale, assignment or other transfer of the Bondable Transition Property to one or more approved financing entities consistent with N.J.S.A. 48:3-72; (5) the issuance and sale of Transition Bonds in one or more series up to an aggregate principal amount consistent with N.J.S.A. 48:3-62 by the Issuer to recover the aforementioned recovery eligible stranded costs, and the application by the Company of the net proceeds of such bonds to buy down or buy out long-term power purchase contracts, and/or to retire a portion of the Company's outstanding debt, equity or both, consistent with N.J.S.A. 48:3-62, and to pay premiums associated with the retirement of such debt; (6) the prefunding of a certain amount of Transition Bonds as described in paragraph 4(i) of this Petition; (7) the formula and schedule for the calculation and periodic adjustment of the TBC and MTC-tax; (8) the Company or the Issuer to enter into interest rate swaps, interest rate hedging programs, and credit enhancement arrangements to reduce interest rate and credit risks with respect to, and facilitating the offering of, Transition Bonds; (9) the Company to act as Servicer of the Bondable Transition Property and enter into a Servicing Agreement pursuant to which ACE or its affiliates will perform services for the Issuer and receive compensation for those services determined on an arm's length basis; (10) to approve the TPS billing requirements as described in paragraph 4(o) of this Petition; (11) Conectiv Resource Partners, Inc. to act as the administrator of the Issuer pursuant to an administration agreement, which agreement will provide for the payment of a fee to Conectiv Resource Partners, Inc. for these services, which fee will be equal to a market rate fee; and (12) the Company to take such other additional actions as the Board deems necessary and appropriate to complete the transactions described herein.



                              Respectfully submitted,

                              LeBOEUF, LAMB, GREENE & MacRAE, L.L.P.



                              By:  /s/ Stephen B. Genzer

                                   Stephen B. Genzer



Dated: June 25, 2001


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
                                LIST OF EXHIBITS



Exhibit A         Copy of the S-3

Exhibit B         Diagram of the Transaction

Exhibit C         Methodology for setting and adjusting the TBC and
                  the MTC-Tax

Exhibit D         Calculation of Aggregate Remittance Amount

Exhibit E         Net Present Value of the Benefits of Securitization


                                      -60-